Retirement Investment Account®

Equitable Financial Life Insurance Company

Issued through:

Separate Account No. 66

Separate Account No. 3

Separate Account No. 4

Separate Account No. 10

Summary Prospectus for New Investors

May 1, 2022

This summary prospectus (the “Summary Prospectus”) summarizes key features of the contract. Before you invest, you should also review the statutory prospectus (the “Prospectus”) for the contract, which contains more information about the contract’s features, benefits, and risks. You can find this document and other information about the contract online at www.equitable.com/ICSR#EQH146682. You can also obtain this information at no cost by calling 1-800-789-7771, by sending an email request to EquitableFunds@dfinsolutions.com, or by calling your financial intermediary.

The Retirement Income Account (“RIA”)® is an investment program that allows employer plan assets to accumulate on a tax-deferred basis. This Summary Prospectus only describes RIA. The contracts provide for the accumulation of retirement savings and for income. They also offer a number of payout options.

You invest to accumulate value on a tax-deferred basis in one or more of our investment options. The investment funds (“Funds”) and a guaranteed interest option are available under RIA and comprise the investment options covered by this prospectus.

We reserve the right to stop accepting any application or contribution from you at any time, including after you purchase the contract.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Important information you should consider about the contract

FEES AND EXPENSES
Charges for Early Withdrawals

If you surrender your contract, apply your cash value to a non-life contingent annuity payment option, or withdraw money from the contract within 10 years following the date on which the employer plan began its participation in RIA, you will be assessed a contingent withdrawal charge (“CWC”) of up to 6% of the amount withdrawn, declining to 0% over 10 years. For example, if you make a withdrawal from any of the Funds or the guaranteed interest option in the first year, you could pay a CWC of up to $6,000 on a $100,000 withdrawal.

For additional information about CWCs see “Contingent withdrawal charge” in “Charges and expenses” later in this Prospectus.

Transaction Charges

In addition to CWCs, you may also be charged for other transactions (if you elect an annuity payout option or if you take a loan under RIA).

For additional information about transaction charges see “Annuity administrative charge” and “Loan fee” in “Charges and expenses” later in this Prospectus.

Ongoing Fees and Expenses (annual charges)	The following tables describe the fees and expenses that you may pay each year under the contract, depending on the options you choose. The tables reflect charges that affect plan balances participating in the Funds through the group annuity contract, as well as charges you will bear directly under your contract. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

Annual Fee	Minimum	Maximum
Base Contract*, (1)	0.50%	1.25%
Pooled trust expenses*, (2)	0.16%	0.86%
Investment options**, (3), (4) (Portfolio fees and expenses)	0.58%	1.45%
Optional benefits available for an additional charge (for a single optional benefit, if elected)(5)	$25	$25

* Expressed as an annual percentage.

**  Expressed as an annual percentage of average daily net assets.

(1)  The base contract fee, which is also called the annual ongoing operations fee, is deducted monthly and applied on a decremental scale, declining to 0.50% on the account value over $1,000,000, except for plans that adopted RIA before February 9, 1986.

(2)  These fees will fluctuate from year to year and from Fund to Fund based on the assets in each Fund. These expenses may be higher or lower based on the expenses incurred by a Fund during the fiscal year ended December 31, 2021.

(3)  Portfolio fees and expenses may be based, in part, on estimated amounts of such expenses.

(4)  The following Funds in Separate Account No. 66 have an Administrative charge: EQ/Core Plus Bond, EQ/Intermediate Government Bond, EQ/International Equity Index, EQ/Quality Bond PLUS, EQ/AB Small Cap Growth, EQ/Equity 500 Index and EQ/Money Market.

(5)  We deduct this fee on a monthly basis at the rate of $2.08 per participant.

Because the contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the contract, which could add surrender charges that substantially increase costs.

Lowest Annual Cost $[•]	Highest Annual Cost $[•]

Assumes:

•   Investment of $100,000

•   5% annual appreciation

•   Least expensive Portfolio fees and expenses

•   No optional benefits

•   No sales charges

•   No additional purchase payments, transfers or withdrawals

Assumes:

•   Investment of $100,000

•   5% annual appreciation

•   Most expensive combination of optional benefits and Portfolio fees and expenses

•   No sales charges

•   No additional purchase payments, transfers or withdrawals

For additional information about ongoing fees and expenses see “Fee table” later in this Prospectus.

RISKS
Risk of Loss

The contract is subject to the risk of loss. You could lose some or all of your account value.

For additional information about the risk of loss see “Principal risks of investing in the contract” later in this Prospectus.

Not a Short-Term Investment

The contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash because the contract is designed to provide for the accumulation of retirement savings and income on a long-term basis. As such, you should not use the contract as a short-term investment or savings vehicle. A withdrawal charge may apply in certain circumstances and any withdrawals may also be subject to tax penalties.

For additional information about the investment profile of the contract see “Fee table” later in this Prospectus.

Risks Associated with Investment Options

An investment in the contract is subject to the risk of poor investment performance and can vary depending on the performance of the variable investment options available under the contract, each of which has its own unique risks. You should review the variable investment options available under the contract before making an investment decision.

For additional information about the risks associated with investment options see “Investment options” and “Portfolios of the Trusts” in “RIA features and benefits” later in this Prospectus.

Insurance Company Risks

Equitable Financial Life Insurance Company is solely responsible to the contract owner for the contract’s account value. The general obligations and any guaranteed benefits under the contract are supported by our general account and are subject to our claims paying ability. An owner should look solely to our financial strength for our claims-paying ability. More information about Equitable Financial Life Insurance Company, including our financial strength ratings, may be obtained upon request by calling [1-800-789-7771].

For additional information about insurance company risks see “About the general account” in “More information” later in this Prospectus.

RESTRICTIONS
Investment Options

This contract is no longer being sold. This prospectus is used with current contract owners only. [Discontinuance of RIA would not affect annuities in the course of payment, but we would not accept further contributions.]

We currently offer 28 investment options. The maximum number of active investment options that may be selected at any time is 25. You may transfer accumulated amounts among the investment options under your contract at any time and in any amount, subject to certain transfer limitations described later in this Prospectus.

For additional information about the investment options see “Investment options” in “RIA features and benefits” later in this Prospectus.

Optional Benefits

Transfers from the guaranteed interest option may be subject to limitations. From time to time, we may remove certain restrictions that apply to transferring amounts out of the guaranteed interest option. If we do so, we will tell you. We will also tell you at least 45 days in advance of the day that we intend to reimpose those transfer restrictions.

For additional information about the guaranteed interest option see “Guaranteed interest option” in “RIA features and benefits” later in this Prospectus.

TAXES
Tax Implications	You should consult with a tax professional to determine the tax implications of an investment in, and payments received under, the contract. For additional information about tax implications see “Tax information” later in this Prospectus.
CONFLICTS OF INTEREST
Investment Professional Compensation

Some financial professionals may receive compensation for selling the contract to you, both in the form of commissions or in the form of contribution-based compensation. Financial professionals may also receive additional compensation for enhanced marketing opportunities and other services (commonly referred to as “marketing allowances”). This conflict of interest may influence the financial professional to recommend this contract over another investment.

For additional information about compensation to financial professionals see “Distribution of the contracts” in “More information” later in this Prospectus.

Exchanges

Some financial professionals may have a financial incentive to offer a new contract in place of the one you already own. You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, that it is preferable to purchase the new contract rather than continue to own your existing contract.

For additional information about the charges you might incur in connection with an exchange see “Contingent withdrawal charge” in “Charges and expenses” later in this Prospectus.

Overview of the contract

Purpose of the Contract. RIA is an investment program designed for employer plans that qualify for tax-favored treatment under Section 401(a) of the Code. RIA consists of two group annuity contracts (“contracts”) issued by the Company, a Master Retirement Trust agreement, a participation or installation agreement, and an optional participant recordkeeping services (“PRS”) agreement. Plan participants should refer to the provisions of their plan that describes their rights in more specific terms.

The contract is designed to help you accumulate assets through investments in the Funds or the underlying portfolios in which the Funds invest. It can provide or supplement your retirement income by offering a variety of benefit payment options, which are subject to the provisions of your employer’s plan. Plan participants should consult their employer for details. An employer’s plan may allow a choice of one or more forms of distribution. The contract may be appropriate if you have a long-term investment horizon. It is not intended for people who may need to access invested funds within a short-term timeframe or frequently.

Phases of the Contract. The contract has two phases: an accumulation (savings) phase and an income (annuity) phase.

Accumulation (Savings) Phase

During the accumulation phase, you can allocate your contributions to one or more of the investment options available under the contracts or to the guaranteed interest option. The maximum number of active options you may select at any time is 25. Plan participant choices will be limited to the investment options selected by their employer.

For additional information about each underlying portfolio see “APPENDIX: Portfolio Companies Available Under the Contract.”

Income (Annuity) Phase

RIA offers a variety of benefit payment options, subject to the provisions of an employer’s plan. Plan participants should consult their employer for details. An employer’s plan may allow a choice of one or more of the following forms of distribution:

•	purchase of one of our annuities;

•	lump sum distribution;

•	use of part of the proceeds to purchase one of our annuities with the balance to be paid as a lump sum; or

•	permitted cash withdrawals.

Subject to the provisions of your plan, RIA makes available the following forms of fixed annuities:

•	life annuity;

•	life annuity — period certain;

•	life annuity — refund certain;

•	period certain annuity; and

•	qualified joint and survivor life annuity.

All of the forms outlined above (with the exception of the qualified joint and survivor life annuity) are available as either single or joint life annuities. We also offer other annuity forms not outlined here. The distribution will be in the form of a life annuity or another form offered by us at the time. We reserve the right to remove or change these annuity payout options, other than the life annuity, or to add another payout option at any time. When you take a distribution, if you choose to purchase one of our annuities, your investments are converted to income payments and you will no longer be able to make any additional withdrawals from your contract. All accumulation phase benefits terminate upon annuitization and the contract has a maximum annuity commencement date.

Contract Features.

Investment options

We offer various investment options under RIA, including the Funds and the guaranteed interest option. Each Fund has a different investment objective. The Funds try to meet their investment objectives by investing either in a portfolio of securities or by holding mutual fund shares. The maximum number of active investment options that can be available under any RIA annuity contract at any time is 25. We cannot assure you that any of the Funds will meet their investment objectives.

Transfers among investment options

You may transfer accumulated amounts among the investment options at any time and in any amount, subject to the transfer limitations described below. In addition to our rules, transfers among the investment options may be subject to employer plan provisions which may limit or disallow such movements. We do not impose a charge for transfers among the investment options.

Guaranteed interest option

The guaranteed interest option is part of our general account. This option pays interest at guaranteed rates and we guarantee principal. The amount allocated to the guaranteed interest option earns interest at the current guaranteed interest rate which is an annual effective rate. After we credit the interest, we deduct certain charges and fees.

Distributions

The amounts in the Funds are generally available for distribution at any time, subject to the provisions of your plan. Distributions from the AllianceBernstein Common Stock, AllianceBernstein Mid Cap Growth and AllianceBernstein Balanced Funds are permitted at any time. Distributions from remaining Funds are permitted at any time except if there is any delay in redemptions from the corresponding portfolio of each Trust, as applicable.

Optional participant recordkeeping services

You may elect to the participant recordkeeping services program, under which we (i) establish an individual participant account for each participant covered by your plan based on data you provide; (ii) receive and deposit contributions on behalf of participants to individual participant accounts; (iii) maintain records reflecting, for each participant, contributions, transfers, loan transactions, withdrawals and investment experience and interest accrued, as applicable, on an individual participant’s proportionate values in the plan; (iv) provide to you individual participant’s reports reflecting the activity in the individual participant’s proportionate interest in the plan; and (v) process transfers and distributions of the participant’s portion of his or her share of the employer plan assets among the investment options as you instruct.

Benefits Available Under the Contract

The following tables summarize important information about the benefits available under the contract.

Name of Benefit	Purpose	Standard/ Optional	Annual Fee		Brief Description of Restrictions/ Limitations
			Max	Current
Optional Participant Recordkeeping Services	Includes participant-level recordkeeping and making benefit payments.	Optional	$25 per plan participant

•  The contract must include the guaranteed interest option in the investment options if the employer selects participant recordkeeping services.

•  Although this option applies to contracts if the employer previously elected the option, employers that did not previously elect the option may no longer do so.

Optional Participant Recordkeeping Services

Services provided.  If you elected the participant recordkeeping services program (“PRS”), we:

•	establish an individual participant account for each participant covered by your plan based on data you provide;

•	receive and deposit contributions on behalf of participants to individual participant accounts;

•	maintain records reflecting, for each participant, contributions, transfers, loan transactions, withdrawals and investment experience and interest accrued, as applicable, on an individual participant’s proportionate values in the plan;

•	provide to you individual participant’s reports reflecting the activity in the individual participant’s proportionate interest in the plan; and

•	process transfers and distributions of the participant’s portion of his or her share of the employer plan assets among the investment options as you instruct.

You are responsible for providing the Company with required information and for complying with our procedures relating to the PRS program. We will not be liable for errors in recordkeeping if the information you provide is not provided on a timely basis or is incorrect. The plan administrator retains full responsibility for the income tax withholding and reporting requirements including required notices to the plan participants, as set forth in the federal income tax rules and applicable Treasury Regulations.

Investment options.  You must include the guaranteed interest option in the investment options if you select PRS.

Fees.  We charge an annual fee of $25 per active participant paid in twelve equal monthly installments of $2.08. We deduct the fee from the amounts attributable to each individual participant at the end of each month by means of a reduction of units or a cash withdrawal from the guaranteed interest option. We retain the right to change the fee upon 30 days’ notice to the employer. See “Charges and expenses” later in this prospectus.

Enrollment.  Enrollment of your plan in PRS is no longer available.

Buying the Contract

RIA is an investment program designed for employer plans that qualify for tax-favored treatment under Section 401(a) of the Code. Eligible employer plans include defined benefit plans, defined contribution plans or profit sharing plans, including 401(k) plans. These plans generally must meet the requirements of ERISA. You may purchase a contract by making payments to us that we call “contributions.” We can discontinue offering RIA at any time and not accept further contributions. We do not require a minimum contribution amount for this contribution. Maximum contribution limitations apply.

Minimum initial and subsequent contribution amounts

There is no minimum initial contribution amount for this contract. There is no minimum amount for each contribution where employer plan contributions are made on a basis more frequent than annually. The total amount of contributions under an employer plan is limited by law. Subsequent contributions are allowed up to a certain maximum contribution limit.

Limitations on contributions to the contract

We reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements.

When contributions are credited

Regular contributions.  Contributions may be made by check or by wire transfer. All contributions under an employer plan should be sent to the address under “For contributions checks only” in “How to reach us” in the Prospectus. All contributions made by check must be drawn on a U.S. bank, in U.S. dollars, and made payable to the Company. Third-party checks are not acceptable, except for roll-over contributions, tax-free exchanges or trustee checks that involve no refund. All checks are subject to our ability to collect the funds. We reserve the right to reject a payment if it is received in an unacceptable form. Contributions are normally credited on the business day that we receive them. Contributions are only accepted from the employer or plan trustee.

Making Withdrawals: Accessing the Money in Your Contract

Accessing your money

Participant loans.  Contract withdrawals to make participant loans are available under RIA, if the employer plan permits them. Participants must apply for a plan loan through the employer plan. The plan administrator is responsible for administering the loan program. Loans are subject to restrictions under federal tax rules and ERISA.

Below we briefly summarize some of the important terms of the loan provisions under RIA. A more detailed discussion is provided in the SAI under “Loan provisions.” Generally, all loan amounts must be taken from the guaranteed interest option. The participant must pay the interest as required by federal income tax rules. All repayments are made back into the guaranteed interest option. If the participant fails to repay the loan when due, the amount of the unpaid balance may be subject to a contingent withdrawal charge, taxes, and additional penalty taxes. Interest paid on a retirement plan loan is not deductible.

The minimum amount of a loan for a participant is $1,000, and the maximum amount is 90% of the balances attributable to the plan participant in all the investment options. We also charge a loan fee in an amount equal to 1% of the loan principal amount on the date a loan is made. In addition, while the maximum amount of a loan under the Contract is 90% of the balances attributable to the plan participant, the amount of the loan to a participant under the plan is limited by federal tax rules. Those rules will limit the amount of a loan the participant may withdraw under the Contract.

Cash Distributions.  Requests for cash distributions must be made to us on an aggregate basis opposed to a participant-by-participant basis, except for employer plans using the PRS discussed in “Optional participant recordkeeping services” later in this prospectus. Cash withdrawals by a plan participant prior to retirement may give rise to contingent withdrawal charges, and tax penalties or other adverse tax consequences.

We make distribution checks payable to the trustees of the plan. The plan trustees are responsible for distribution of Funds to the participant or other payee and for any applicable federal and state income tax withholding and reporting.

Please see “Accessing to your account value” in the Prospectus for more information on the ways you may withdraw your account value.

Additional information about Fees

The following tables describe the fees and expenses that you will pay when enrolling in, owning, surrendering or making withdrawals from the RIA contract. The tables reflect charges that affect plan balances participating in the Funds through the group annuity contract, as well as charges you will bear directly under your contract. The table also shows charges and expenses of the portfolios of each Trust that you will bear indirectly. Each of the charges and expenses is more fully described in “Charges and expenses” later in this Prospectus. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes fees and expenses that you will pay at the time that you surrender the contract, make certain withdrawals, purchase an annuity payout option or take a loan from the contract. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply. We deduct no sales charge at the time you make a contribution, and there are no transfer or exchange fees when you transfer assets among the investment options under the contract.

Transaction Expenses

Sales Load Imposed on Purchases (as a percentage of purchase payments)	None
Withdrawal Charge (CWC) (as a percentage of Fund assets)(1)	6%
Administrative fee if you purchase an annuity payout option	$175
Loan fee (as a percentage of amount withdrawn as loan principal at the time the loan is made)	1%
Transfer Fee	None

(1)

If you withdraw money from the contract within 10 years following the date on which the employer plan began its participation in RIA, we may impose a contingent withdrawal charge (“CWC”) of up to 6% of the amount withdrawn, declining to 0% over 10 years. The amount of any CWC is determined in accordance with the rate schedule set forth below. We include outstanding loan balances in the plan’s assets for purposes of assessing the CWC.

Withdrawal in Participation Years	Contingent Withdrawal Charge
1 or 2	6% of amount withdrawn
3 or 4	5%
5 or 6	4%
7 or 8	3%
9	2%
10 and later	0%

The next table describes the fees and expenses that you will pay each year during the time that you own the contract (not including underlying Trust portfolio fees and expenses). If you choose to purchase an optional benefit, you will pay additional charges, as shown below.

Annual Contract Expenses
Administrative expenses (applies only to certain Funds(1) in Separate Account No. 66)(2)	0.05%
Base contract expenses (expressed as an annual percentage)(3)	1.25%

Pooled trust expenses expressed as an annual percentage
	Investment Management and Accounting Fee(4)	Direct Operating and Other Expenses(5)	Total

AllianceBernstein Common Stock	0.08%	0.08%	0.16%

AllianceBernstein Mid Cap Growth	0.50%	0.02%	0.52%

AllianceBernstein Balanced	0.50%	0.36%	0.86%

Optional Benefits Expenses
Optional Participant Recordkeeping Services (per plan participant)(6)	$25
Guaranteed interest option	None

(1)

The following Funds in Separate Account No. 66 have an Administrative charge: EQ/Core Plus Bond, EQ/Intermediate Government Bond, EQ/International Equity Index, EQ/Quality Bond PLUS, EQ/AB Small Cap Growth, EQ/Equity 500 Index and EQ/Money Market.

(2)

These fees will fluctuate from year to year and from Fund to Fund based on the assets in each Fund. These expenses may be higher or lower based on the expenses incurred by a Fund during the fiscal year ended December 31, 2021.

(3)

The base contract fee, which is also called the annual ongoing operations fee, is deducted monthly and applied on a decremental scale, declining to 0.50% on the account value over $1,000,000, except for plans that adopted RIA before February 9, 1986.

(4)

These fees will fluctuate from year to year and from Fund to Fund based on the assets in each Fund. These expenses may be higher or lower based on the expenses incurred by a Fund during the fiscal year ended December 31, 2021.

(5)

These expenses vary by investment Fund, and will fluctuate from year to year based on actual expenses. These expenses may be higher based on the expenses incurred by the Funds during the fiscal year ended December 31, 2021.

(6)	We deduct this fee on a monthly basis at the rate of $2.08 per participant.

The next item shows the minimum and maximum total operating expenses charged by any portfolio that corresponds to any variable investment option of the Trusts that you may pay periodically during the time that you own the contract. A complete list of portfolios available under the contact, including their annual expenses, may be found at the back of this document. See “APPENDIX: Portfolio Companies Available Under the Contract.”

Annual Portfolio Expenses
	Minimum	Maximum
(expenses that are deducted from portfolio assets including management fees, 12b-1 fees, service fees, and/or other expenses)(1)	0.58%	1.40%

(1)	Annual portfolio expenses may be based, in part, on estimated amounts of such expenses.

Example

These examples are intended to help you compare the cost of investing in the RIA contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses, and underlying Trust fees and expenses.

Separate Account No. 66.  These example assume that you invest $10,000 in the Funds in Separate Account No. 66 under the contract for the time periods indicated. The examples also assume that your investment has a 5% return each year and assume the most expensive combination of annual portfolio expenses and optional benefits available for an additional charge. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

If you surrender your contract at the end of the applicable time period:	1 year $[•]	3 years $[•]	5 years $[•]	10 years $[•]

If you annuitize at the end of the applicable time period:	1 year $[•]	3 years $[•]	5 years $[•]	10 years $[•]

If you do not surrender your contract:	1 year $[•]	3 years $[•]	5 years $[•]	10 years $[•]

Pooled separate accounts.  These example assume that you invest $10,000 in the Funds in the pooled separate accounts under the contract for the time periods indicated. The examples also assume that your investment has a 5% return each year and assume the most expensive combination of annual portfolio expenses and optional benefits available for an additional charge. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

If you surrender your contract at the end of the applicable time period:	1 year $[•]	3 years $[•]	5 years $[•]	10 years $[•]

If you annuitize at the end of the applicable time period:	1 year $[•]	3 years $[•]	5 years $[•]	10 years $[•]

If you do not surrender your contract:	1 year $[•]	3 years $[•]	5 years $[•]	10 years $[•]

Portfolio Turnover

Each of the Pooled Separate Accounts pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in annual contract expenses or in the example, affect the Pooled Separate Account’s performance. During the most recent fiscal year, each Pooled Separate Account’s portfolio turnover rate as a percentage of the average value of its portfolio was:

AllianceBernstein Balanced — Separate Account No. 10	[ ]	%

AllianceBernstein Common Stock — Separate Account No. 4	[ ]	%

AllianceBernstein Mid Cap Growth — Separate Account No. 3	[ ]	%

Appendix: Portfolio Companies Available Under the Contract

TYPE	Portfolio Company - Investment Adviser; Sub-Adviser(s), as applicable		Average Annual Total Returns (as of 12/31/2020)
		Current Expenses	1 year	5 year	10 year
Equity	1290 VT Small Cap Value — EIMG; Horizon Kinetics Asset Management LLC, BlackRock Investment Management, LLC
Equity	1290 VT Socially Responsible — EIMG; BlackRock Investment Management, LLC
Equity	EQ/AB Small-Cap Growth — EIMG; AllianceBernstein L.P.
Equity	EQ/Capital Group Research — EMIG; Capital International, Inc.
Equity	EQ/ClearBridge Large-Cap Growth — EIMG; ClearBridge Investments, LLC
Fixed Income	EQ/Core Plus Bond — EIMG; AXA Investment Managers, Inc., Brandywine Global Investment Management, LLC, Loomis, Sayles & Company, L.P.
Equity	EQ/Equity 500 Index — EIMG; AllianceBernstein, L.P.
Fixed Income	EQ/Global Equity Managed Volatility† — EIMG; BlackRock Investment Management, LLC, Morgan Stanley Investment Management Inc., Invesco Advisers, Inc.
Fixed Income	EQ/Intermediate Government Bond — EIMG; SSGA Funds Management, Inc.
Equity

EQ/International Core Managed Volatility† — EIMG; Federated Global Investment Management Corp., Massachusetts Financial Services Company d/b/a MFS Investment Management, EARNEST Partners, LLC, BlackRock Investment Management, LLC

Equity	EQ/International Equity Index — EIMG; AllianceBernstein L.P.
Equity	EQ/ International Value Managed Volatility† — EIMG; BlackRock Investment Management, LLC; Harris Associates L.P.
Equity	EQ/JPMorgan Value Opportunities — EIMG; J.P. Morgan Investment Management Inc.
Equity	EQ/Large Cap Core Managed Volatility† — EIMG; BlackRock Investment Management, LLC, Capital International, Inc., GQG Partners LLC, Vaughan Nelson Investment Managegment
Equity	EQ/Large-Cap Growth Index — EIMG; AllianceBernstein L.P.
Equity

EQ/Large Cap Growth Managed Volatility† — EIMG; BlackRock Investment Management, LLC, HS Management Partners, LLC, Loomis, Sayles & Company, L.P., Polen Capital Management, LLC, T. Rowe Price Associates, Inc.

Equity	EQ/Large-Cap Value Managed Volatility† — EIMG; AllianceBernstein L.P., BlackRock Investment Management. LLC, Massachusetts Financial Services Company d/b/a MFS Investment Management
Equity	EQ/Mid Cap Index — EIMG; AllianceBernstein L.P.
Equity	EQ/Mid-Cap Value Managed Volatility† — EIMG; Diamond Hill Capital Management, Inc., Wellington Management Company LLP, BlackRock Investment Management, LLC
Money Market	EQ/Money Market(1) — EIMG; BNY Mellon Investment Adviser, Inc.
Fixed Income	EQ/Quality Bond Plus — EIMG; AllianceBernstein L.P., Pacific Investment Management Company LLC
Equity	EQ/T.Rowe Price Growth Stock — EIMG; T. Rowe Price Associates, Inc.
Equity	EQ/Value Equity — EIMG; Aristotle Capital Management, LLC
Speciality	Multimanager Technology — EIMG; Allianz Global Investors U.S. LLC, AllianceBernstein L.P., Wellington Management Company LLP
†

EQ Managed Volatility Portfolios that include the EQ volatility management strategy as part of their investment objective and/or principal investment strategy, and the EQ/affiliated Fund of Fund Portfolios that invest in Portfolios that use the EQ volatility management strategy, are identified in the chart by a “†“. See “Portfolios of the Trusts” in “Purchasing the Contract” for more information regarding volatility management.

(1)

The Portfolio operates as a “government money market fund.” The Portfolio will invest at least 99.5% of its total assets in U.S. government securities, cash, and/or repurchase agreements that are fully collateralized by U.S. government securities or cash.

Retirement Investment Account®

Issued by

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

(212) 554-1234

This prospectus describes the important features of the contract and provides information about Equitable Financial Life Insurance Company (the “Company”, “we”, “our” and “us”).

We have filed with the Securities and Exchange Commission a Statement of Additional Information (“SAI”) that include additional information about the Retirement Investment Account®, the Company, AllianceBernstein Balanced, AllianceBernstein Common Stock, and AllianceBernstein Mid Cap Growth Funds (the “Pooled Separate Accounts”), and Separate Account No. 66. The Prospectus and SAI, each dated May 1, 2022, are incorporated by reference into this Summary Prospectus. The Prospectus and SAI are available free of charge. To request a copy of either document, to ask about your contract, or to make other investor inquiries, please call (800) 628-6673. The Prospectus and SAI are also available at our website, www.equitable.com/ICSR#EQH146682.

Class/Contract Identifier: C000050403, C000050406, C000050395, and C000050399

Retirement Investment Account® is issued by and is a registered service mark of Equitable Financial Life Insurance Company (Equitable).

Co-distributed by affiliates Equitable Advisors, LLC (Equitable Financial Advisors in MI and TN) and Equitable Distributors, LLC.,

1291 Avenue of the Americas, New York, NY 10104.

Copyright 2021 Equitable Financial Life Insurance Company. All rights reserved.

Equitable Financial Life Insurance Company, 1290 Avenue of the Americas, New York, NY 10104 (212) 554-1234